UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2023

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 High Bluff Drive, Suite 400, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KURA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On January 10, 2023, Kirsten Flowers notified Kura Oncology, Inc. (the “Company”) of her intention to resign from her position as the Company’s Chief Commercial Officer, effective as of January 27, 2023 (the “Separation Date”), in order to pursue other opportunities.

(e)

On January 11, 2023, in connection with Ms. Flowers’ resignation, the Company and Ms. Flowers entered into a Transition and Separation Agreement (the “Flowers Agreement”) pursuant to which Ms. Flowers (i) will continue in employment with the Company through the Separation Date, (ii) will be entitled to receive, subject to Ms. Flowers’ execution and non-revocation of a customary release of claims in favor of the Company and compliance with her obligations under the Flowers Agreement, (a) a cash amount equal to 6 months of her base salary in effect as of the Separation Date, and (b) Ms. Flowers’ 2022 annual cash bonus, as determined by the Board of Directors of the Company in its sole discretion based on Ms. Flowers’ actual achievement of her corporate and individual performance goals for calendar year 2022, and (iii) agreed to a non-compete for a period of six months following the Separation Date.

The foregoing description of the Flowers Agreement is not complete and is subject to and qualified in its entirety by reference to the complete text of the Flowers Agreement, a copy of which the Company intends to file with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KURA ONCOLOGY, INC.

Date: January 13, 2023	By:	/s/ Teresa Bair
Teresa Bair
Chief Legal Officer